FOR IMMEDIATE RELEASE


   FOREST OIL TO ACQUIRE LOUISIANA PROPERTIES FOR $231 MILLION


DENVER, COLORADO - JANUARY 7, 1998 - Forest Oil Corporation announced today that it has entered into an agreement to purchase 13 oil and natural gas properties located onshore in Louisiana from a private company for total consideration of approximately $231 million. The consideration will consist of $216.7 million cash and one million
Forest Oil common shares. The properties have estimated proved reserves of approximately 110 billion cubic feet of natural gas and 12.7 million barrels of oil or 186 billion cubic feet equivalent (bcfe).

The purchase has an effective date of January 1, 1998 and is expected to close within four weeks.

The acquisition includes 54 producing wells with an average working interest of approximately 88%. Forest will become operator of 12 of the 13 fields purchased. The net 1998 production from the fields is estimated to total
18.5 bcfe or about 55 million cubic feet equivalent (mmcfe) of oil and natural gas per day. Forest's 1997 production is estimated at approximately 69 bcfe or about 190 mmcfe per day.

Robert S. Boswell, president and chief executive officer of Forest said, "This asset acquisition adds a significant onshore development component to our Gulf Coast region's existing offshore portfolio. After this acquisition, Forest will have a significant presence in the southern parishes of Louisiana. These properties have highly concentrated reserves which have low operating costs and generate attractive margins.

"Our technical staff has already identified over 100 recompletion projects and over 30 new drilling locations that offer very attractive upside potential. Further, we expect to acquire 3-D seismic surveys over the fields to examine deeper exploration opportunities."

Initial financing of the $216.7 million cash portion of the transaction will be through borrowings under Forest's revolving senior credit facility, the agent bank of which is Chase Manhattan Bank (Chase). Chase will increase this facility to $335 million upon closing of the acquisition.

Forest is evaluating various alternatives to permanently finance the acquisition and return the company's leverage to approximately 40% by the end of 1998. These alternatives include sales of $50 to 100 million of non-strategic assets. The company has data rooms open for two asset packages and will open a third data room within a week. Forest is optimistic that permanent financing will be in place by June 30, 1998.

David H. Keyte, executive vice president and chief financial officer of Forest, stated, "This acquisition, before and after permanent financing is in place, will be accretive to both earnings and cash flow per share. While leverage will initially increase, we have various plans to return the company to a more prudent capitalization."

Forest's management will hold a teleconference call at 2:00 p.m. mountain standard time on Wednesday, January 7, 1998 to review the transaction. If you would like to participate, please call (800) 946-0785, confirmation # 418506.

This news release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include drilling risks, environmental risks, operating risks and other risk factors as described in the company's 1996 Annual Report and Form 10-K as filed with the Securities and Exchange Commission.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma, Wyoming and Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

January 7, 1998